EX. 2.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of September 18, 2009, between Pierre Galoppi, an individual residing at 5521 Riviera Drive, Coral Gables, FL 33146 (the “Seller”), BTHC X, Inc., a Delaware corporation (“BTHCX”), and Magellan Alpha Investments, Corp., a Marshall Islands corporation (the “Purchaser”).

WHEREAS, the Seller owns an aggregate of 1,576,782 shares of the common stock of BTHCX, representing 90.0% of the issued and outstanding shares of BTHCX’s common stock as of today’s date; and

WHEREAS, subject to the terms, conditions and limitations set forth in this Agreement, the Seller wishes to sell, and Purchaser wishes to purchase, an aggregate of 1,576,782 shares of the common stock of BTHCX par value $0.001 per share (the “Common Stock” or the “Shares”); and

WHEREAS, the consideration for the Common Stock shall be $0.17 per share of Common Stock (for a total of $270,000; the “Common Stock Purchase Price” or the “Purchase Price”); and

WHEREAS, the Purchaser also wishes to simultaneously purchase, directly from BTHCX, an additional 4,087,953 shares of Common Stock, under the terms of a separate Subscription Agreement (as defined below), for a consideration of $60,000, so that in the aggregate Purchaser owns 97.0% of BTHCX’s issued and outstanding Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Seller, BTHCX and the Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1     Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of BTHCX.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Purchase Price and (ii) the Seller’s obligations to deliver the Shares, in each case, have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of BTHCX, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of BTHCX or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall mean the Preferred Stock of BTHCX, par value $.001 per share.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Shares” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subscription Agreement” means the agreement under which the Purchaser subscribes for an aggregate of 4,087,953 shares of Common Stock in addition to the Common Stock purchased hereunder for an aggregate of $60,000, as of the Closing Date.

“Subsidiary” means any subsidiary of BTHCX and shall, where applicable, also include any direct or indirect subsidiary of BTHCX formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Subscription Agreement and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Securities Transfer Corp., the current transfer agent of BTHCX, and any successor transfer agent of BTHCX.

ARTICLE II.

PURCHASE AND SALE

2.1     Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Seller agrees to sell, and the Purchaser agrees to purchase, an aggregate of 1,576,782 shares of Common Stock. Purchaser shall deliver to the Seller via wire transfer or a certified check of immediately available funds equal to the Purchase Price, subject to adjustment as set forth herein, and the Seller shall deliver to Purchaser its certificate( s) representing the Shares. The Seller and Purchaser shall each deliver to the other items set forth in Section 2.2 deliverable at the Closing. Upon waiver or satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Ellenoff Grossman & Schole LLP, 150 East 42 nd Street, 11th Floor, New York, New York 10017, or such other location as the parties shall mutually agree.

2.2     Deliveries.

(a)     On or prior to the Closing Date, the Seller or BTHCX shall deliver or cause to be delivered to the Purchaser the following:

(i)	this Agreement duly executed by the Seller and BTHCX;

(ii)	the Subscription Agreement, duly executed by BTHCX;

(iii)	a certificate evidencing 1,576,782 shares of Common Stock, along with appropriate stock powers;

(iv)

resignation letters of such officers and directors of BTHCX as the Purchaser may specify in its sole discretion in writing prior to the Closing, and resolutions of the BTHCX’s board appointing George Syllantavos as sole officer and sole director of BTHCX, to serve in such capacity until the next annual meeting of BTHCX’s stockholders or replaced, as applicable;

(v)

a certificate of the secretary of BTHCX (a) certifying that all conditions to Closing have been met, as well as the incumbency of and BTHCX’s officers executing the Agreement; (b) attaching copies of resolutions of the Board of D irectors of BTHCX (x) approving the transactions contemplated by this Agreement and (y) the appointment of such directors and officers as may be designated by Purchaser to the Board of Directors of BTHCX, which resolutions shall in each case be in full force and effect; (c) attaching copies certified by the Secretary of State of the State of Delaware of BTHCX’s Certificate of Incorporation, as amended, and (d) attaching a true and complete copy of BTHCX’s bylaws, as amended, which shall be in full

(vi)	evidence that all liabilities due and owing Halter Financial Investments, L.P. have been satisfied, and that $3,999 has been contributed to the capital of BTHCX by Halter Financial Investments, L.P.

(b)     On or prior to the Closing Date, Purchaser shall deliver or cause to be delivered to the Seller the following:

(i)	this Agreement duly executed by Purchaser;

(ii)	the Subscription Agreement, duly executed by Purchaser;

(iii)	the Purchase Price by wire transfer to the account as specified in writing by the Seller.

2.3    Closing Conditions.

(a)     The obligations of the Seller and BTHCX hereunder in connection with the Closing are subject to the following conditions being met:

(i)	the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein);

(ii)	all obligations, covenants and agreements of Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii)	the delivery by Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b)     The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)	the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Seller and BTHCX contained herein (unless as of a specific date therein);

(ii)	all obligations, covenants and agreements of the Seller and BTHCX required to be performed at or prior to the Closing Date shall have been performed;

(iii)	the delivery by the Seller or BTHCX of the items set forth in Section 2.2(a) of this Agreement;

(iv)	there shall have been no Material Adverse Effect with respect to the Seller since the date hereof;

(v)	there shall be an effective Schedule 14f-1 with respect to BTHCX’s new directors appointed pursuant to this Agreement;

(vi)

 from the date hereof to the Closing Date, no banking moratorium shall have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of Purchaser, makes it impracticable or inadvisable to purchase the Shares at the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of BTHCX. Except as set forth in the SEC Reports, which SEC Reports shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the applicable SEC Report, BTHCX hereby makes the following representations and warranties to Purchaser as of the Closing Date. All representations and warranties hereunder shall be deemed to encompass BTHCX’s Subsidiaries.

(a)     Subsidiaries. BTHCX has no Subsidiaries other than Sur-America Ventures, Inc., a Delaware corporation.

(b)    Organization and Qualification. BTHCX is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. BTHCX is not in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. BTHCX is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of BTHCX, taken as a whole, or (iii) a material adverse effect on BTHCX’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect ”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. Notwithstanding the foregoing, the following events, changes, conditions or effects shall not be deemed to have a “Material Adverse Effect:” (A)  any action or omission of BTHCX taken with the prior written consent of the Purchaser; or (B) any violations or other matters that occur as a result of the taking of any action expressly required by this Agreement or the failure to take any action prohibited from being taken by this Agreement.

(c)    Authorization; Enforcement. BTHCX has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by BTHCX and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of BTHCX and no further action is required by BTHCX, the Board of Directors or BTHCX’s stockholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by BTHCX and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of BTHCX enforceable against BTHCX in accordance with its terms, except : (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)     No Conflicts. (i)     The execution, delivery and performance by BTHCX of the Transaction Documents, the sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not: (i) conflict with or violate any provision of BTHCX’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of BTHCX, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a BTHCX debt or otherwise) or other understanding to which BTHCX is a party or by which any property or asset of BTHCX is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which BTHCX is subject (including federal and state securities laws and regulations), or by which any property or asset of BTHCX is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(ii)     There are no contracts, agreements or understandings, oral or written, to which BTHCX is party which in any way prohibit or restrict, either currently, with the passage of time or the giving of notice, BTHCX from engaging in any lawful business in any location anywhere in the world whatsoever.

(e)     Filings, Consents and Approvals. BTHCX is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by BTHCX of the Transaction Documents, other than: (i) the filing of a Current Report on Form 8-K with regard to the transactions contemplated hereby , and (ii) the filing with the Commission required to be made under Rule 14f-1 under the Exchange Act (collectively, the “Required Approvals”).

(f)     Issuance of the Shares.      The Shares are duly authorized, duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by BTHCX other than restrictions on transfer provided for in the Transaction Documents.

(g)     Capitalization. There are 50,000,000 shares of BTHCX capital stock authorized for issuance, of which 10,000,000 are shares of Preferred Stock, none of which are issued and outstanding, and 40,000,000 are shares of Common Stock, 1,760,565 of which are issued and outstanding prior to the consummation of the transactions contemplated by the Transaction Documents. BTHCX has never issued any capital stock or securities convertible into its capital stock. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which BTHCX is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The consummation of the transactions contemplated by the Transaction Documents will not obligate BTHCX to issue shares of Common Stock or other securities to any Person (other than the Purchaser ) and will not result in a right of any holder of BTHCX’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of BTHCX are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the consummation of the transactions contemplated by the Transaction Documents. There are no stockholders agreements, voting agreements or other similar agreements with respect to BTHCX’s capital stock to which BTHCX is a party or, to the knowledge of BTHCX, between or among any of BTHCX’s stockholders.

(h)     SEC Reports; Financial Statements. Other than a Form 14f-1 with respect to a transaction which closed in May of 2009, BTHCX has filed all reports, schedules, forms, statements and other documents required to be filed by BTHCX under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as BTHCX was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. BTHCX has never been an issuer subject to Rule 144(i) under the Securities Act . The financial statements of BTHCX included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of BTHCX as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)     Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) BTHCX has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in BTHCX’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) BTHCX has not altered its method of accounting, (iv) BTHCX has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) BTHCX has not issued any equity securities to any officer, director or Affiliate. BTHCX does not have pending before the Commission any request for confidential treatment of information. Except for the transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to BTHCX or its business, properties, operations, assets or financial condition, that would be required to be disclosed by BTHCX under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

(j)     Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of BTHCX , threatened against or affecting BTHCX, or any of its respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action ”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. BTHCX is not, nor is any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of BTHCX, there is not pending or contemplated, any investigation by the Commission involving BTHCX or any current or former director or officer of BTHCX. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by BTHCX under the Exchange Act or the Securities Act .

(k)     Labor Relations. No material labor dispute exists or, to the knowledge of BTHCX, is imminent with respect to any of the employees of BTHCX, which could reasonably be expected to result in a Material Adverse Effect. None of BTHCX’s employees is a member of a union that relates to such employee’s relationship with BTHCX, and BTHCX is not a party to a collective bargaining agreement, and BTHCX believes that its relationships with its employees are good. No executive officer, to the knowledge of BTHCX, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject BTHCX to any liability with respect to any of the foregoing matters. BTHCX is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)     Compliance. BTHCX is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by BTHCX under), nor has BTHCX received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or governmental body or (iii) in or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m)     Regulatory Permits. BTHCX possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and BTHCX has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)   Title to Assets. BTHCX has good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of BTHCX , in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by BTHCX and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by BTHCX is held by it under valid, subsisting and enforceable leases with which BTHCX is in compliance.

(o)    Patents and Trademarks. BTHCX has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or material for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). BTHCX has not received a notice (written or otherwise) that any of the Intellectual Property Rights used by BTHCX violates or infringes upon the rights of any Person. To the knowledge of BTHCX, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. BTHCX has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)    Insurance. There is no insurance policy naming BTHCX, its officers, directors, employees or Affiliates as insured parties.

(q)    Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of BTHCX and, to the knowledge of BTHCX, none of the employees of BTHCX is presently a party to any transaction with BTHCX (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of BTHCX, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of BTHCX and (iii) other employee benefits, including stock option agreements under any stock option plan of BTHCX.

(r)    Sarbanes-Oxley; Internal Accounting Controls. BTHCX is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. BTHCX maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. BTHCX has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for BTHCX and designed such disclosure controls and procedures to ensure that information required to be disclosed by BTHCX in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. BTHCX’s certifying officers have evaluated the effectiveness of BTHCX’s disclosure controls and procedures as of the end of the period covered by BTHCX’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). BTHCX presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in BTHCX’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, BTHCX’s internal control over financial reporting.

(s)     Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by BTHCX to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(t)     Investment Company. BTHCX is not, and is not an Affiliate of, and following the consummation of the transactions contemplated by the Transaction Documents will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Seller Act of 1940, as amended. BTHCX shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(u)    Registration Rights. No Person has any right to cause BTHCX to effect the registration under the Securities Act or Exchange Act of any securities of BTHCX.

(v)     Registration of Securities. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and BTHCX has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has BTHCX received any notification that the Commission is contemplating terminating such registration.

(w)    Application of Takeover Protections. BTHCX and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under BTHCX’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and BTHCX fulfilling their respective obligations or exercising their respective rights under the Transaction Documents, including without limitation as a result of BTHCX’s issuance of the Shares and the Purchaser’s ownership of the Shares.

(x)   Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, BTHCX confirms that neither it nor any other Person acting on its behalf has provided the Purchaser or its representatives, agents or counsel with any information that it believes constitutes or might constitute material, non-public information. BTHCX understands and confirms that the Purchaser will rely on the foregoing representation in effecting transactions in securities of BTHCX. All of the disclosure furnished by or on behalf of BTHCX to the Purchaser regarding BTHCX, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Any press releases disseminated by BTHCX during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. BTHCX acknowledges and agrees that the Purchaser makes, has not made, nor will make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof and in the other Transaction Documents to which the Purchaser is a party.

(y)    Solvency. BTHCX does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). BTHCX has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. As of the Closing Date, there is no outstanding secured and unsecured Indebtedness of BTHCX, or for which BTHCX has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $1 0,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in BTHCX’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $10,000 due under leases required to be capitalized in accordance with GAAP. BTHCX is not in default with respect to any Indebtedness.

(z)   Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, BTHCX has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and BTHCX has no knowledge of a tax deficiency which has been asserted or threatened against BTHCX.

(aa)    Foreign Corrupt Practices. Neither BTHCX, nor to the knowledge of BTHCX, any agent or other person acting on behalf of BTHCX, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by BTHCX (or made by any person acting on its behalf of which BTHCX is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(bb)     Accountants. BTHCX’s accounting firm is SW Hatfield, CPA. To the knowledge and belief of BTHCX, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in BTHCX ’s Annual Report for the year ending December 31, 2009.

(cc)     No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by BTHCX to arise, between BTHCX and the accountants and lawyers formerly or presently employed by BTHCX and BTHCX is current with respect to any fees owed to its accountants and lawyers which could affect BTHCX’s ability to perform any of its obligations under any of the Transaction Documents.

(dd)    Regulation M Compliance.  BTHCX has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of BTHCX to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of BTHCX.

(ee)     Stock Option Plans. BTHCX has no stock option or restricted security plans, agreements or arrangements. BTHCX has not knowingly granted, and there is no and has been no policy or practice to knowingly grant, stock options or restricted securities prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding BTHCX or its financial results or prospects.

3.2     Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Seller and BTHCX as follows (unless as of a specific date therein)

(a)     Organization; Authority. Purchaser is a corporation existing and in good standing under the laws of the jurisdiction of its formation with full right, power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Purchaser. Each Transaction Document to which it is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)     Government Consent etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement or the Transaction Documents, or the offer and sale of the Shares, or the consummation of any other transaction contemplated hereby other than those filings required under the Exchange Act.

(c)     Disclosure of Information. The Purchaser represents that it has had an opportunity to ask questions and receive answers from the Seller and BTHCX regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of BTHCX.

(d)      Restricted Securities. The Purchaser understands that the Shares will be characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from the Seller in a transaction not involving a public offering, and that under such laws and applicable regulations such Shares may not be resold without registration under the Securities Act, except in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares and on requirements relating to BTHCX that are outside the Purchaser’s control, and that the Seller or BTHCX are under no obligation and may not be able to satisfy.

(e)      Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f)     Non-Modification of Seller and BTHCX Representations. The Seller and BTHCX acknowledge and agree that the representations contained in Section 3.2 shall not modify, amend or affect Purchaser’s right to rely on the Seller’s and BTHCX’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

3.3     Representations and Warranties of the Seller. The Seller hereby makes the following representations and warranties to Purchaser as of the Closing Date:

(a)      Securities and Ownership.     The Shares constitute 90.0% of the issued and outstanding shares of BTHCX as of the date of signing. The Seller owns the Shares free and clear of any Lien, and no third party holds any right or interest (beneficial or otherwise) in the Shares. There are no agreements, contracts or understandings of any kind whatsoever, other than those in connection with this Agreement, relating to the sale, transfer, assignment or encumbrance of the Shares. Other than restrictions imposed by applicable law, the Shares are not subject to any restrictions, directly or indirectly, with respect to their transferability or assignability.

(b)     Power and Authority; Non-Contravention. The Seller has the requisite power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out his obligations hereunder and thereunder. No further action is required by the Seller in connection with the execution and delivery by him of each of the Transaction Documents and the consummation by him of the transactions contemplated hereby and thereby other than in connection with the Required Approvals. Each Transaction Document to which he is a party has been (or upon delivery will have been) duly executed by the Seller and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)     Consents. There are no agreements, commitments, arrangements, contracts or other instruments binding upon Seller requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby. Other than the Required Approvals, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Seller is required in connection with the valid execution and delivery of this Agreement or the Transaction Documents, or the offer and sale of the Shares, or the consummation of any other transaction contemplated hereby other than those filings required under the Exchange Act. No further approval or authorization of any stockholder, the Board of Directors or others is required for the consummation of the transactions contemplated by the Transaction Documents. There are no stockholders agreements, voting agreements or other similar agreements with respect to BTHCX’s capital stock to which the Seller is a party or, to the knowledge of the Seller, between or among any of BTHCX’s stockholders.

(d)     Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by BTHCX to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(e)     Other Information; Disclosure. Neither this Agreement, nor any of the documents or other information made available by the Seller to Purchaser or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of BTHCX or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents , the Seller confirms that neither it nor any other Person acting on its behalf has provided the Purchaser or its representatives, agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Seller understands and confirms that the Purchaser will rely on the foregoing representation in effecting transactions in securities of BTHCX. All of the disclosure furnished by or on behalf of BTHCX by the Seller to the Purchaser regarding BTHCX, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Seller acknowledges and agrees that the Purchaser makes, has not made, nor will make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof and in the other Transaction Documents to which the Purchaser is a party.

(f)     Regulation M Compliance.  The Seller has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of BTHCX to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of BTHCX.

(g)     Conflict of Interest. Ellenoff Grossman & Schole LLP is acting as special legal counsel to the Purchaser in connection with this Agreement and the Transaction Documents. Ellenoff Grossman & Schole LLP does not represent the Seller, BTHCX, or any other parties to this Agreement or the Transaction Documents. The Seller does not consider Ellenoff Grossman & Schole LLP to have represented its interests and has been advised to consult his own independent legal counsel on all matters concerning the Purchaser, this Agreement and the Transaction Documents.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1     Transfer Restrictions.

(a)     The Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Shares other than pursuant to an effective registration statement or Rule 144, to BTHCX or to an Affiliate of Purchaser or in connection with a pledge as contemplated in Section 4.1(b), BTHCX may require the transferor thereof to provide to BTHCX an opinion of counsel selected by the transferor and reasonably acceptable to BTHCX, the form and substance of which opinion shall be reasonably satisfactory to BTHCX, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act . As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of Purchaser under this Agreement and the Registration Rights Agreement.

(b)    The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Shares in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND, IF APPLICABLE, THE SECURITIES LAWS OF ANY APPLICABLE STATE OR OTHER JURISDICTION OR IN THE ABSENCE OF SUCH REGISTRATION UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATSIFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

BTHCX acknowledges and agrees that Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, Purchaser may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of BTHCX and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At Purchaser’s expense, BTHCX will execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares.

(c)     Purchaser agrees with BTHCX that Purchaser will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to a r egistration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 4.1 is predicated upon BTHCX ’s reliance upon this understanding.

4.2     Furnishing of Information; Public Information.      As long as Purchaser owns Shares, BTHCX covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by BTHCX after the date hereof pursuant to the Exchange Act even if BTHCX is not then subject to the reporting requirements of the Exchange Act. BTHCX further covenants that it will take such further action as any holder of Shares may reasonably request, to the extent required from time to time to enable such Person to sell such Shares without registration under the Securities Act, including without limitation, within the requirements of the exemption provided by Rule 144.

4.3     Securities Laws Disclosure; Publicity. BTHCX shall, by 8:30 a.m. (New York City time) on the 4th Business Day immediately following the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, and including the Transaction Documents as exhibits thereto. BTHCX and the Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither BTHCX nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of BTHCX, with respect to any press release of Purchaser, or without the prior consent of the Purchaser, with respect to any press release of BTHCX, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

4.4     Shareholder Rights Plan. No claim will be made or enforced by the Seller or BTHCX, with the consent of the Seller or BTHCX, or any other Person, that Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by BTHCX, or that Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Shares under the Transaction Documents or under any other agreement between the Seller, BTHCX and the Purchaser.

4.5      Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Seller and BTHCX covenant and agree that neither they, nor any other Person acting on their behalf, will provide Purchaser or its agents or counsel with any information that the Seller or BTHCX believe constitutes material non-public information, unless prior thereto Purchaser shall have executed a written agreement with the Seller and BTHCX regarding the confidentiality and use of such information. The Seller and BTHCX understand and confirm that Purchaser may rely on the foregoing covenant in effecting transactions in securities of BTHCX.

4.6     Indemnification of the Purchaser. The Seller and BTHCX will indemnify and hold the Purchaser and its directors, officers, shareholders, members, managers, partners, officers, employees, representatives and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who “controls” the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Seller or BTHCX in this Agreement or in the other Transaction Documents or (b) any action instituted against Purchaser in any capacity, or any of them or their respective Affiliates, by any stockholder of the Seller or BTHCX who is not an Affiliate of Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is pleaded with particularity as follows and based upon a breach of Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings Purchaser may have with any such stockholder or any violations by Purchaser of state or federal securities laws or any conduct by Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, Purchaser Party shall promptly notify the Seller and BTHCX in writing, and the Seller or BTHCX shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Seller and BTHCX in writing, (ii) the Seller or BTHCX has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Seller or BTHCX and the position of such Purchaser Party, in which case the Seller and BTHCX shall jointly and severally be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Seller and BTHCX will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Seller and BTHCX’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

4.7     Certain Transactions and Confidentiality. Purchaser covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of BTHCX’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Current Report on Form 8-K.  Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by BTHCX pursuant to the Current Report on Form 8-K, Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents and the Disclosure Schedules. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Seller and BTHCX expressly acknowledge and agree that (i) Purchaser does not make any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of BTHCX after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Current Report on Form 8-K, (ii) Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of BTHCX in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Current Report on Form 8-K and (iii) Purchaser shall have no duty of confidentiality to the Seller or BTHCX after the issuance of the Current Report on Form 8-K regarding this Agreement.

4.8     No-Shop.     The Seller and BTHCX shall and shall cause their respective officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) to (x) immediately cease and cause to be terminated any discussions or negotiations with any person conducted heretofore with respect to an Alternative Proposal or potential Alternative Proposal and (y) immediately request the prompt return from all such persons, or the destruction by such persons, of all copies of confidential information previously provided to such persons by the Seller and BTHCX or the Representatives and shall deny access to any virtual data room containing any such information to any person (other than Purchaser or its agents or representatives). The Seller and BTHCX agree that they shall not, and shall cause the Representatives not to, directly or indirectly, (i) solicit, initiate, cause or knowingly encourage directly or indirectly (including by way of furnishing information) any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any information regarding BTHCX, the Shares or any Alternative Proposal to, any person that has made or, to the Seller’s or BTHCX’s knowledge, is considering making an Alternative Proposal, or (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Seller’s or BTHCX’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 4.8. Without limiting the foregoing, it is understood that any action taken by Representatives that would be a violation of the restrictions set forth in Section 4.8 if taken by the Seller or BTHCX shall be deemed to be a breach of Section 4.8 by the Seller or BTHCX.

(b)     As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer made by any person or persons regarding (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving BTHCX, (ii) the acquisition by any person or group of any of the Shares, or (iii) the acquisition by any person or group of any Shares.

4.10     Operation in the Ordinary Course. From and after the date hereof until the Closing Date or the date, if any, on which this Agreement is earlier terminated (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Purchaser, or (iii) as may be contemplated or required by this Agreement, the Seller and BTHCX covenant and agree with Purchaser that the business of BTHCX shall be conducted in, and neither the Seller nor BTHCX shall take any action or omit to take any action except in, the ordinary course of business consistent with past practice and, to the extent consistent therewith, the Seller and BTHCX shall use reasonable best efforts to preserve intact their current business organization and preserve their relationships any parties having business or other dealings with BTHCX.

ARTICLE V.

MISCELLANEOUS

5.1     Termination; Cooperation.

(a)     This Agreement may be terminated by the Purchaser if the Closing has not been consummated on or before October 31, 2009.

(b)     From the date hereof until the Closing Date, the Seller and BTHCX will cooperate, and will cause their officers, directors, agents and advisers to cooperate, with the Purchaser on any due diligence investigation of BTHCX, its business, officers and directors, and the Seller and BTHCX will promptly notify (or cause to be notified) the Purchaser of any material event or events of any nature whatsoever regarding BTHCX or the subject matter of the Purchaser’s due diligence investigation.

5.2     Fees and Expenses. Each party hereto shall pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents. The Seller shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchaser other than taxes based upon income.

5.3     Entire Agreement; Further Assurances. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the Transaction Documents.

5.4     Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5     Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Seller, BTHCX and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6     Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Seller nor BTHCX may assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser. Purchaser may assign any or all of its rights under this Agreement to any Person to whom Purchaser assigns or transfers any Shares, provided that such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions of the Transaction Documents that apply to Purchaser.

5.8     No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts and agreements made and to be performed solely within the State of New York. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

5.10     Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Shares.

5.11     Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13     Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, BTHCX shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to BTHCX of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

5.14     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser, BTHCX and the Seller will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

     5.15     Saturdays, Sundays, Holidays, etc.     If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

     5.16     Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.17     WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BTHC X, INC.	Address for Notice:
5521 Riviera Drive
Coral Gables, FL 33146
By: /s/ Pierre Galoppi
Name: Pierre Galoppi
Title: President and Chief Executive Officer

MAGELLAN ALPHA INVESTMENTS, CORP.	Address for Notice:
2 ARGYROKASTROU STREET
VOULA 16673, ATHENS, GREECE
By: /s/ George Syllantavos
Name: George Syllantavos
Title: President

With a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Attention: Barry I Grossman, Esq.
Fax Number: (212) 370-7889

SELLER	Address for Notice:
5521 Riviera Drive
Coral Gables, FL 33146
By: /s/ Pierre Galoppi
Name: Pierre Galoppi

With a copy to (which shall not constitute notice):

Attention: Patrick Souter
Fax Number: 214.237.5351